Exhibit 3.1

CT-353655 Certificate Of Incorporation I, JOY A. RANKINEAssistant Registrar of Companies of the Cayman Islands Intelligent Living Application Group Inc. an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 17th day of July Two Thousand Nineteen Given under my hand and Seal at George Town in the Island of Grand Cayman this 17th day of July Two Thousand Nineteen Assistant Registrar of Companies, DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Cayman Islands.Authorisation Code : 329563027138 www.verify.gov.ky 24 July 2019